EXHIBIT 12.1


WINTRUST FINANCIAL CORPORATION


Computation of Ratio of Earnings to Fixed Charges

The following table presents the calculation of the ratio of earnings to fixed charges:

                                           SIX MONTHS ENDED
                                               JUNE 30,                            YEARS ENDED DECEMBER 31,
                                         --------------------    --------------------------------------------------------
                                           2004        2003        2003        2002        2001        2000        1999
                                         --------    --------    --------    --------    --------    --------    --------
Income before income taxes          A    $ 38,003    $ 26,866    $ 59,344    $ 42,495    $ 29,129    $ 16,448    $ 14,151
                                         --------    --------    --------    --------    --------    --------    --------

Interest expense:
  Interest on deposits                   $ 36,865    $ 34,115    $ 67,963    $ 70,061    $ 83,503    $ 78,670    $ 56,026
  Interest on other borrowings      C       9,214       7,457      15,535      14,044       8,938       8,514       5,571
                                         --------    --------    --------    --------    --------    --------    --------

   Total interest expense           B      46,079      41,572      83,499      84,105      92,441      87,184      61,597
                                         --------    --------    --------    --------    --------    --------    --------


Ratio of earnings to fixed charges:
 Including deposit interest     (A+B)/B      1.82 x      1.65 x      1.71 x      1.51 x      1.32 x      1.19 x      1.23 x
 Excluding deposit interest     (A+C)/C      5.12 x      4.60 x      4.82 x      4.03 x      4.26 x      2.93 x      3.54 x
